AMENDMENT NO. 1 TO
FUND SERVICES AGREEMENT

This is AMENDMENT NO 1. To the Fund Services Agreement (the “Agreement”) dated as of December 1, 2015, between Commonwealth Fund Services, Inc., a corporation organized in accordance with the laws of the Commonwealth of Virginia (“CFS”) and World Funds Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”).

WHEREAS, the investment adviser to the Union Street Partners Fund (the “Fund”), a series portfolio of the Trust, has requested that CFS provide certain concessions to the fees payable under the Agreement with respect to the Fund, and CFS has agreed to do so; and

WHEREAS, the Trust finds the proposed concessions acceptable.

NOW THEREFORE, in consideration of the mutual promises described in the Agreement, the sufficiency and adequacy are agreed to by the parties hereto, the Agreement is hereby amended as follows:

1.	The first paragraph of Section 10, “Term and Termination” of the Agreement shall be amended by deleting the first paragraph in its entirety and replacing it with the following:

This Agreement shall remain in effect with respect to a Fund from the “Effective Date” until the “End Date,” each as set forth in Exhibit A to this Agreement; thereafter, this Agreement shall automatically renew for a period of one year and continue in effect from year to year thereafter or such other periods as may be set forth in Exhibit A (the initial and any subsequent such periods are referred to as “Term”).

2.	Exhibit A of the Agreement shall be replaced in its entirety with the new Exhibit A attached hereto as Attachment A.

3.	Exhibit E of the Agreement shall be replaced in its entirety with the new Exhibit E attached hereto as Attachment B.

4.	The effective date of this Amendment No. 1 shall be May 1, 2017.

IN WITNESS HEREOF, the Commonwealth of Virginia (“CFS”) and World Funds Trust have agreed to this Amendment No. 1 to the Agreement as of April 25, 2017.

COMMONWEALTH FUND SERVICES, INC.		WORLD FUNDS TRUST, WITH RESPECT TO
THE FUNDS IDENTIFIED ON EXHIBIT A

By:	/s/ Karen Shupe	By:	/s/ John Pasco III

Date:	April 25, 2017	Date:	April 25, 2017

Print Name:	Karen Shupe	Print Name:	John Pasco III

Title:	Managing Director, Fund Operations	Title:	President

ATTACHMENT A
TO
AMENDMENT NO. 1 TO
FUND SERVICES AGREEMENT

EXHIBIT A
to
Fund Services Agreement

List of Funds

Fund Name	EffectiveDate	End Date of Initial Term
Union Street Partners Value Fund	December 1, 2015	November 30, 2016

Effective May 1, 2017, the “List of Funds and the “Effective Date” and “End Date” are amended as follows:

Fund Name	Effective Date	End Date
Union Street Partners Value Fund	May 1, 2017	March 31, 2018